United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(check one)

---  Form 10-K;   ---  Form 20-F;   ---  Form 11-K;   -X-  Form 10-Q;   ---  Form 10-D;

---  Form N-SAR;  --- Form N-CSR

For Period Ended :  September 30, 2015

---  Transition Report on Form 10-K

---  Transition Report on Form 20-F

---  Transition Report on Form 11-K

---  Transition Report on Form 10-Q

---  Transition Report on Form N-SAR

For the Transition Period Ended: -------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the

Item(s) to which the notification relates:

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PART 1 – REGISTRANT INFORMATION

Full Name of Registrant:                Butte Highlands Mining Company

Former Name if Applicable:              N/A

Address of Principal Executive Office:  P.O. Box 99

City, State and Zip Code:               Liberty Lake, WA 99019

PART II – RULES 12B-25(b) AND (c)

           (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

-X-        (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, Form NCSR or portion thereof will be filed on or before the fifteenth calendar

                day following the prescribed due date; or the subject

                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the

                prescribed due day; and

           (c)  The accountant’s statement or other exhibit required by

                Rule 12b-25(c) has been attached if applicable.

PART III – NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the

transition report or portion thereof, could not be filed within the prescribed time period.

Attorneys and auditors are completing review of the Form 10Q.

PART IV – OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.

        Greg Lipsker                          509                  993-9310

     --------------------------------      -----------        ---------------------

                  (Name)                   (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the

Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940

during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?  If the answer is no, identify report(s).

-X- Yes  --- No

---------------------------------------------------------------------------------------

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

--- Yes  -X- No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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SIGNATURE

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BUTTE HIGHLANDS MINING COMPANY

---------------------------------------------

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

November 16, 2015                     /s/ Paul A. Hatfield

------------------------    By: ------------------------------------

Date                            Paul A. Hatfield, President